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                                                                    EXHIBIT 99.4


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[UNION TEXAS PETROLEUM LOGO]
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        UNION TEXAS PETROLEUM PLANS $413 MILLION CAPITAL BUDGET FOR 1998,

           UP ABOUT 60% FROM 1997 FOR OIL AND GAS DEVELOPMENT PROJECTS

Contact:        Carol Cox
                713-968-2714

         Houston, February 5, 1998 - - The Board of Directors of Union Texas Petroleum Holdings, Inc. (NYSE: UTH) has approved a $413 million capital spending program for 1998, up about 60% from $262 million spent in 1997. The increased capital program for 1998 reflects significant growth in oil and gas development projects at Union Texas' worldwide operations, including activities in Venezuela, Alaska and the U.K. North Sea.

         "Union Texas capitalized on several exciting growth opportunities during 1997 and early 1998, including the DZO and Boqueron properties in Venezuela," said Chairman and CEO John Whitmire. "Our 1998 budget is focused on adding value to these projects with development activities which will contribute substantially to Union Texas' worldwide production profile. We also are moving forward with development projects at our interests in Alaska's Alpine oil field and the U.K. North Sea's Britannia gas field."

$284  MILLION  BUDGETED  FOR DEVELOPMENT PROJECTS IN 1998

         Union Texas' 1998 capital plans call for approximately $284 million for oil and gas development projects, more than double 1997's development spending of about $132 million. A major component of Union Texas' 1998 development budget is the company's two new operations in Venezuela. Union Texas has earmarked approximately $79 million in development spending for its operations in Venezuela during 1998. Union Texas and its partner, Preussag Energie GmbH of Germany, were the successful bidder for the Boqueron operating service contract awarded under Venezuela's Third Operating Agreement Round in June 1997. Union Texas will serve as operator with a 66.67% working interest in the producing oil field, situated in eastern Venezuela. During 1998, development work at Boqueron will include development drilling and the construction of production facilities. Union Texas expects to boost Boqueron's



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current  production of about 8,500  grossbarrels  of oil to 50,000 - 60,000 gross barrels within three to five years.

         In western Venezuela, Union Texas has recently acquired all of the stock of Compania Occidental de Hidrocarburos, Inc., a U.S. affiliate of Occidental Oil & Gas Corporation, which operates the DZO unit. During 1998, capital spending at DZO will be focused on development drilling. Union Texas will operate the DZO unit with a 100% working interest in the field which currently produces about 23,000 gross barrels of oil a day. Union Texas expects to ramp up production at DZO to a peak rate of about 55,000 gross barrels a day within five years.

         On Alaska's North Slope, Union Texas has budgeted about $50 million for development spending at the Alpine oil field in the Western Colville area during 1998, up from $9 million spent in 1997. The company has a 22% working interest in Alpine, a large new oil field being developed by Union Texas and its co-venturers. Alpine is anticipated to begin producing at an initial rate of 40,000 gross barrels of oil a day in early 2000, increasing to 70,000 gross barrels in 2001. Development activities on the North Slope for the Alpine project during 1998 will concentrate on drilling one or two horizontal wells, construction of a gravel road and pads, and directional boring under the Colville River for the pipeline crossing. The project will be moving into the module fabrication phase during 1998.

         Union Texas' 1998 development plans also include approximately $24 million for the U.K. North Sea's Britannia gas development project, in which Union Texas has a 9.42% unit interest. One of the largest gas development projects in the United Kingdom, Britannia is slated to begin production in the second half of 1998. The field's platform is designed to handle gross peak production of up to 740 million cubic feet of gas and up to 70,000 barrels of condensate and natural gas liquids per day. Other development projects in the U.K. North Sea for 1998 include about $32 million to develop reserves in the Alba oil field's southern portion through extended-reach drilling from the field's platform located in the northern sector. Union Texas has a 15.5% working interest in Alba.

        The company has budgeted about $42 million on development projects at its interests in Indonesia and about $30 million on development activities at its operations in Pakistan.



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$82 MILLION EARMARKED FOR EXPLORATION IN 1998

         Union Texas has earmarked approximately $82 million for worldwide exploration activities during 1998, compared to $96 million spent in 1997. The company's 1998 exploration program is centered on drilling and seismic activities in a number of areas, including China's Bohai Bay where Union Texas has recently participated in two oil discoveries, as well as programs in Algeria, Tunisia, Bolivia, Trinidad, Yemen and elsewhere. Union Texas also will be participating in exploration programs in the United Kingdom, Indonesia and Pakistan where the company currently has producing operations. Overall, Union Texas expects to participate in about 20-25 exploration wells during 1998, up from 15 wells in 1997. Of the exploration wells scheduled for 1998, 10 are in Union Texas' new exploration ventures with the remaining wells in its current producing areas.

         In addition to its exploration drilling activities in 1998, Union Texas plans to conduct or participate in a number of seismic surveys to determine future exploration programs. Union Texas and its partner Oman Oil Company Limited have recently acquired more than 1,300 kilometers of 2-D seismic data over Block A in western Kazakhstan, where the companies plan to drill two exploration wells beginning in late 1998. Union Texas will also be participating in seismic studies in Italy, Trinidad, Greece, Indonesia and China during 1998.

PETROCHEMICALS CAPITAL SPENDING GROWS TO $39 MILLION IN 1998

          At its petrochemicals operations in Louisiana, Union Texas is slating about $39 million for capital projects for 1998, up from $29 million spent in 1997. Key projects for Union Texas' petrochemicals operations in 1998 will focus on the expansion and enhancement of the company's supply and distribution systems.

         One of the largest independent producers located in the U.S., Houston-based Union Texas Petroleum Holdings, Inc. (NYSE:UTH) explores for and produces oil and gas overseas primarily in the U.K. North Sea, Indonesia, Venezuela, Pakistan and other strategic areas. The company has petrochemical operations in Louisiana.

         This news release contains forward-looking statements within the meaning of the Securities Litigation Reform Act that involve risks and uncertainties, including price volatility, exploration, development, operational and implementation risks, and other factors described from time to time in the company's publicly available SEC reports, which could cause actual results to differ



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materially. The capital spending budget is subject to revision based upon results of activities, market conditions, acquisition opportunities and other factors.

For additional information, contact:
Carol Cox, media           John Zimmerman, analysts and investors
713-968-2714               713-968-2740





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                      UNION TEXAS PETROLEUM HOLDINGS, INC.
                                CAPITAL SPENDING1
                              (Dollars in Millions)

                                           PLANNED 1998                1997
                                           ------------                ----

Venezuela
       Development                               $  79                $   3

United Kingdom
       Exploration                                   8                    6
       Britannia Development                        24                   41
       Alba Development                             32                   18
       Other Development                             7                   11

Indonesia
       Exploration                                   6                    6
       Development                                  42                   39

Alaska
       Exploration                                   4                    5
       Development                                  50                    9

Pakistan
       Exploration                                   9                   17
       Development                                  30                   10

Central Asia
       Exploration                                   1                   11
       Development                                  20                    -

Other Exploration2                                  54                   52

Petrochemicals                                      39                   29

Corporate                                            8                    5
                                               --------             --------

       Total Capital Spending                     $413(3)              $262(4)



 1. Includes the company's equity interests in the Unimar partnership and excludes capitalized interest.

 2.  Includes China, Algeria, Tunisia and other new ventures.

 3. Excludes $ 204.5 million for the acquisition of a 100% working interest in the DZO operating service contract in Venezuela.

 4. Excludes $117 million for the acquisition of a 66.67% working interest in the Boqueron operating service contract in Venezuela.

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